Exhibit (e)(11)

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT is made to be effective on 30th day of April, 2009, between California Micro Devices Corporation , a Delaware corporation having its principal place of business at 490 N. McCarthy Blvd., #100, Milpitas, CA 95035 together with its Affiliates (the “Company”), and ON Semiconductor Corporation, a Delaware corporation having its principal place of business at 5005 East McDowell Road, Phoenix, AZ 85008 USA together with its Affiliates (“ON”). ON and the Company propose to enter into discussions concerning a corporate strategic transaction in which ON would acquire the Company via merger (a “Transaction”). In these discussions, each party (the “Discloser’”) will disclose information to the other party (the “Recipient”).

1.0 DEFINITIONS. The term “Evaluation Material” shall mean information relating to the Discloser provided to the Recipient, and any other information derived by the Recipient or its directors, officers, employees, financial advisors, independent auditors, legal counsel or other agents or representatives engaged for the Purpose (its “Representatives”) from the foregoing information related to the Discloser. The parties shall use commercially reasonable efforts so that Evaluation Material provided in written form (including where provided in electronic or soft copy form) is labeled as confidential or proprietary and Evaluation Material provided orally is designated as confidential or proprietary at the time of disclosure; provided, however, that failure to do so shall not impact whether such information is Evaluation Material. “Affiliate” shall have the meaning given such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

2.0 PURPOSE. Each party agrees not to use, or allow the use by any of its Representatives, any portion of the other party’s Evaluation Material for any purpose other than evaluating a possible Transaction (the “Purpose”). Thus, for example, the Recipient will not interfere with any business of Discloser through the use of any Evaluation Material or knowledge acquired under this Agreement nor use any such Evaluation Material for its own account other than for the Purpose. In furtherance of the Purpose and subject to the terms and conditions of this Agreement, each party agrees to make available to the other party certain Evaluation Material.

3.0 OBLIGATIONS OF CONFIDENTIALITY; LIMITATION OF USE.

3.1 Each party agrees to keep confidential, and not to disclose or allow disclosure by any of its Representatives to others of any portion of, the other party’s Evaluation Material, except as provided for in this Agreement and except to its Representatives on a need to know basis after they have been informed of and have agreed to abide by the confidentiality and use restrictions in this Agreement. Each party shall be responsible for any breach of this Agreement by its Representatives or Affiliates. Recipient shall protect the Evaluation Material with at least the same standard of care as it exercises to protect its own confidential information of like importance, but in no event less than reasonable care.

3.2 Without limiting Section 3.1 above, a party will not, nor will it allow any of its Representatives to, (except as provided for in this Agreement or as required by applicable law or legal process) disclose to any third party, any information regarding the Transaction or any information relating in any way to the Evaluation Material, including, without limitation (i) that any investigations, discussions or negotiations are taking or have taken place concerning a possible Transaction, including the status thereof or the termination of such discussions or negotiations, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction or its consideration of a possible Transaction, (iii) that this Agreement exists, that Evaluation Material exist or has been requested or made available or (iv) any opinion or view with respect to the Transaction or the Evaluation Material.

3.3 The Recipient will only make such number of copies of the Evaluation Material as are necessary for the Purpose. Recipient shall reproduce and include in all copies of Evaluation Material prepared by Recipient the copyright notices and proprietary legends of Discloser as they appear therein as furnished to Recipient by Discloser. Recipient shall not remove any proprietary, copyright, mask work, trade secret or other legend from any form of Evaluation Material. The Recipient shall not attempt to reverse-engineer any Evaluation Material and/or tangible objects containing the Evaluation Material.

3.4 Recipient shall have no obligation hereunder as to Evaluation Material that (i) is known to Recipient at the time of disclosure, as evidenced by written documentation or other reasonably convincing proof; (ii) the Recipient independently develops without use of Evaluation Material; (iii) becomes rightfully known to Recipient without, to the Recipient’s knowledge, any confidentiality obligation; or (iv) is or becomes publicly known through no wrongful act or omission of the Recipient.

3.5 Each party hereby acknowledges that it is aware, and further agrees that it will advise its Representatives, that US Federal and state securities laws limit the circumstances in which any person who has material, non-public information about a company from purchasing or selling securities of such a company and prohibit any such person from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities or derivative securities relating to such securities.

4.0 TRANSACTION AGREEMENT. Each party agrees that no contract or agreement providing for a Transaction shall be deemed to exist between the parties and/or any of the parties’ stockholders unless and until a detailed definitive written agreement providing for a Transaction (a “Transaction Agreement”) has been executed and delivered by both parties, and each party hereby waives, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any possible Transaction unless and until the parties shall have entered into such definitive Transaction Agreement. Each party also agrees that unless and until such definitive Transaction Agreement has been executed and delivered by both parties, neither party has any legal obligation of any kind whatsoever with respect to any Transaction by virtue of this Agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. The term “Transaction Agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid by any party.

5.0 JUDICIAL OR GOVERNMENTAL DISCLOSURE. If any party or any of its Representatives becomes legally compelled (by judicial or governmental request, requirement or order, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the other party’s Evaluation Material, or is threatened to become so legally compelled, such party shall provide the other party with prompt prior written notice so that the other party may attempt to prevent, and/or assist such party in its attempts to prevent, such legal compulsion and such party may ultimately disclose only that portion of the other party’s Evaluation Material that is legally required and shall exercise best efforts to obtain assurance that confidential treatment will be accorded the other party’s Evaluation Material. In the event either party is advised by counsel that such party is required by law to make any public disclosure otherwise prohibited by this Agreement, such party may make such public disclosure but shall give as much prior notice as is practicable to the other party and shall give the other party a reasonable opportunity to comment on or to attempt to prevent the proposed disclosure.

6.0 TERM; TERMINATION.

6.1This Agreement shall terminate in its entirety one year after the date of this Agreement or, if earlier, upon the execution and delivery of a Transaction Agreement, unless the Transaction Agreement expressly otherwise provides.

6.2 Either party may terminate this Agreement for any or no reason, by providing written notice of termination to the other party. The obligations of each of the parties under this Agreement shall remain in effect and survive any such termination for a period of three (3) years from the date of this Agreement, except as otherwise stated in this Agreement.

6.3 Each party agrees that if this Agreement is terminated or if the other party so requests in writing, Recipient shall promptly return to Discloser (or at Recipient’s option destroy, subject to the next sentence of this Section, with such destruction to be certified to Discloser by an officer of Recipient) all copies of the Discloser’s Evaluation Material in its possession or in the possession of its Representatives. Notwithstanding the foregoing, Recipient may, pursuant to its standard retention policy, retain one archival copy and copies contained on routine back-ups of its email system subject to the confidentiality provisions of this Agreement.

7.0 GENERAL.

7.1. Assignment. Neither party may assign or transfer any of its rights or obligations under this Agreement.

7.2 Waiver. No failure or delay by either party regarding any right, power or privilege hereunder shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.3 No Other Rights. The Recipient does not acquire any license, rights or title in any Evaluation Material, except the limited right to use as described above. The parties agree that nothing herein (i) requires the disclosure of any Evaluation Material to the other party or (ii) requires either party to proceed with any transaction or relationship. Further, each party understands and acknowledges that neither party makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material exchanged. Evaluation Material IS DELIVERED “AS IS,” AND ALL REPRESENTATIVES AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY AND NONINFRINGEMENT ARE HEREBY DISCLAIMED except that, as its sole representation and warranty, Discloser represents and warrants that it and its Representatives may rightfully disclose and make available the Evaluation Material it discloses to the Recipient without violating any contractual, legal, fiduciary, or other obligation or restriction applicable to the Discloser. Each party agrees that neither party shall have any liability to the other party relating to or resulting from the use permitted under this Agreement of or reliance upon such other party’s Evaluation Material or any errors therein or omissions therefrom. Only those subsequent representations or warranties, which are made in a final definitive agreement regarding a possible transaction or business combination, when, and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

7.4 No Agency. The parties hereto are independent contractors, and nothing herein shall be construed to create an agency, joint venture, partnership or other form of business association between the parties hereto.

75. No Export. The parties agree to comply with all laws, rules and regulations applicable to the export or re-export of Evaluation Material, including obtaining any export licenses or other permissions required.

7.6 Enforcement. Recipient acknowledges and agrees that in the event of an unauthorized use, reproduction, distribution or disclosure of any Evaluation Material, Discloser will not have an adequate remedy at law, and, therefore, injunctive or other equitable relief would be appropriate to restrain such use, reproduction, distribution or disclosure, threatened or actual. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Discloser.

7.7. Notices. All notices or demands hereunder shall be in writing and sent to the other party and will be deemed delivered upon acknowledgment of receipt by the other party. Notices shall be sent to the addresses in the introduction or such other address as the parties provide one another.

7.8. Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Delaware. The parties hereby submit to the jurisdiction of, and waive venue objections to, the Delaware Court of Chancery in the State of Delaware for the purposes of any action , suit, or proceeding arising out of or related to this Agreement and agree that they will commence any such matter in connection with this Agreement only in such courts.

7.9. Unenforceable Provisions. In the event that any provisions of this Agreement are held to be unenforceable, the remainder of this Agreement shall remain in full force and effect, and the parties agree to negotiate in good faith substitute enforceable provisions that most nearly effect the intent of the parties.

8.0 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties concerning its subject matter, superseding all previous representations, agreements, and understandings, whether oral or written, relating to the subject matter hereof. Any amendment to this Agreement shall be in a writing signed by both parties.

9.0 STAND-STILL. Each party agrees that, until one year from the date of this Agreement, such party and its Representatives and its “Affiliates” as defined in the Securities Exchange Act of 1934, as amended (the “1934 Act”), will not in any manner, directly or indirectly, without the prior written invitation or approval of the Board of Directors of the other party (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way knowingly assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or a material portion of the assets of the other party or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the other party or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other party or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the other party or otherwise seek to advise or influence any person with respect to the voting of any securities of the other party; (b) form, join or in any way participate) in a “group” (as defined under the 1934 Act) in connection with any securities of the other party; (c) otherwise act, alone or in concert with others, or seek to control or influence the Board of Directors or policies of the other party; (d) disclose any intention, plan or arrangement inconsistent with the foregoing; (e) take any action which might force the other party to make a public announcement regarding any of the types of matters set forth in (a) above; or (f) enter into any discussions or arrangements with any third party with respect to any of the foregoing; provided, however, that the foregoing obligations shall terminate as to a party if the other party publicly discloses that (a) it has entered into a merger agreement or an agreement for the sale of all or substantially all of that party’s assets with a third party which would result in that party’s stockholders receiving cash or stock of such third party in exchange for their shares or (b) the other party has endorsed or otherwise agreed to support the tender offer of a third party which if successful would result in the third party owning a majority of its outstanding stock. Except as provided above, each party also agrees not to request the other party (or its Representatives) to amend or waive any provision of this paragraph. Notwithstanding the foregoing, (1) the Representative of party that is an investment banking., law, or independent accounting firm may after the termination of this Agreement request that the other party consent that such firm may advise a third party with respect to the other party and not be in violation of this Section 9 and the other party agrees in good faith to consider such request and (2) either party may vote shares of the other party acquired after the date of this Agreement with the approval of the other party.

10.0 NON-SOLICITATION. Each party agrees not to solicit for employment any employees of the other party to whom such party may be introduced or with whom such party otherwise had contact as a result of such party’s consideration of a Transaction until one year from the date of this Agreement, provided that such party shall not be restricted in any general solicitation for employees (including through the use of employment agencies) not specifically directed at any such persons, and provided further that such party shall not be restricted in hiring any such person who responds to any such general solicitation.

11.0 ANTITRUST COMPLIANCE. As the parties may be deemed to be competitors in some product lines, they agree that disclosures of competitively sensitive Evaluation Material (e.g., information concerning prices, pricing plans and strategies, bidding and costs for competitive product lines) should not occur until the parties have determined based upon their due diligence that there is a reasonable likelihood that they will want to engage in a Transaction and that such disclosure is necessary in order for the parties to evaluate the business and prospects and hence whether to undertake a Transaction. The parties further agree that any such disclosures will be made only in accordance with applicable antitrust laws. The parties understand that any Transaction may be subject to the US Hart-Scott-Rodino Act and require that Notification and Report Forms be submitted to the antitrust authorities. The parties further understand that the definitive agreement concerning a Transaction will contain further provisions on the sharing of competitively sensitive Evaluation Material in order to ensure compliance with all applicable antitrust laws until the Transaction closes (or in the event the Transaction does not close). The parties may determine that, in order to evaluate the transaction under antitrust or competition laws, it would further their common interest to exchange more detailed information under appropriate conditions.

12.0 ATTORNEY CLIENT PRIVILEGE. To the extent that any Evaluation Material may include material or information that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties hereby agree and acknowledge that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued privilege. Any Evaluation Material provided by Discloser that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection and nothing in this agreement shall obligate any party to reveal material or information that is subject to the attorney-client privilege, work product doctrine or other applicable privilege.

“ON”

By:	/s/ KEITH JACKSON

Keith Jackson
NAME (PRINT OR TYPE)

CEO
TITLE

“COMPANY”

By:	/s/ ROBERT V. DICKINSON

Robert V. Dickinson
NAME (PRINT OR TYPE)

President and CEO
TITLE